                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-12

                      THE MAY DEPARTMENT STORES COMPANY
 -------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

 -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

[May logo]
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

                                                              April 25, 2002

Dear Fellow Shareowner:

     It is our privilege to invite you to attend May's 2002 annual meeting of shareowners. We are holding this year's annual meeting on Friday, May 24, 2002, at 9:00 a.m. (CDT) at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

     2001 was a challenging year for our company, our industry and our nation. May performed admirably under difficult circumstances, delivering one of the stronger performances in our industry. We achieved our 26th consecutive year of dividend increases and our 90th year of uninterrupted cash dividends.

     Jerome T. Loeb retired from May and from the board of directors on April 30, 2001. In his 37 years with May -- including five years as president, three years as chairman of the board and 17 years as a director -- Jerry had a tremendous impact upon our company. We are quite fortunate for the contributions he made to our success, particularly his vision, counsel and leadership.

     Again this year, we encourage you to vote your shares via the Internet or by telephone. To do so, please follow the instructions on your proxy card. If you vote via the Internet, you may also sign up to receive future annual reports and proxy statements electronically via the Internet. If you have Internet access, we hope you will take advantage of this feature.

     We appreciate your continued confidence in May and look forward to seeing you on May 24th. Even if you cannot attend, your vote is very important to our company. Please return a signed proxy card, or vote your shares over the Internet or by telephone so that your shares are represented at the meeting.

Very truly yours,


/s/ Eugene S. Kahn                                   /s/ John L. Dunham


Eugene S. Kahn                                       John L. Dunham
Chairman of the Board and                            President
Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Shareowners....................................1
Proxy Statement............................................................1
The Election of Directors..................................................2
Beneficial Owners..........................................................5
Executive Compensation.....................................................5
Stock Price Performance...................................................10
The Board of Directors and Committees of the Board........................10
The Ratification of the Appointment of Independent Auditors...............12
Proposal by a Shareowner Concerning a Classified Board....................13
General...................................................................13


NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The shareowners of The May Department Stores Company, a Delaware corporation, will hold their annual meeting on May 24, 2002, at 9:00 a.m.
(CDT). The meeting will be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

     The proposals for the meeting are:

(a)  the election of three directors;

(b) the ratification of the appointment of independent auditors; and

(c)  a shareowner proposal concerning a classified board.

     The proxy statement discusses these proposals and contains other information about May. It also explains how you may vote at the annual meeting in person or by proxy. You may take action on additional business at the meeting if it is properly raised.

     The record date for the meeting was March 28, 2002. This means that you must have been a shareowner of record or the owner of May's Employee Stock Ownership Plan preference stock ("ESOP stock") at the close of business on March 28, 2002, in order to vote at the annual meeting.

PROXY STATEMENT

We are providing this proxy statement to shareowners of May common stock and ESOP stock in connection with the board of directors' solicitation of proxies for use at the annual shareowners' meeting and when the meeting reconvenes if it is adjourned or postponed. We began mailing the proxy statement and the enclosed form of proxy on April 25, 2002.

NUMBER OF SHARES OUTSTANDING. You are entitled to one vote for each share of common stock you own. On the record date, the company's voting securities carried 306,707,844 votes and consisted of:

o 287,784,821 shares of common stock, excluding 182,670,673 shares of treasury stock; and

o    560,060 shares of ESOP stock, which carry 18,923,023 votes.

The owners of shares of common stock and ESOP stock vote together as a single class.

PROXIES AND METHODS OF VOTING. If you own common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting. If you participate in May's dividend reinvestment plan, the enclosed proxy card includes the shares in your dividend reinvestment plan account.

     If you participate in May's profit sharing plan, you will receive a voting instruction card for the common stock and ESOP stock allocated to your accounts in that plan. The plan trustee will vote your shares in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee will vote your shares in the same proportion as it votes the shares for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive your voting instructions by May 17.

     You have three voting options:

o INTERNET: You can vote via the Internet at the Web address shown on your proxy card (www.proxyvote.com). At that same Web address, you can also sign up to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. IF YOU VOTE VIA THE INTERNET, DO NOT RETURN YOUR PROXY CARD.

o TELEPHONE: You can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, DO NOT RETURN YOUR PROXY CARD.

o PROXY CARD: You can vote by mail by simply signing, dating, and mailing your proxy card in the postage-paid envelope we have provided.

     If a broker, bank, or other nominee holds your common stock for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker, or other nominee will send you a voting instruction form to use in voting your shares. The availability of Internet and telephone voting depends on their voting processes. Please follow the instructions on the voting instruction form they send you.

     The named proxies will vote all shares at the meeting that have been properly voted (whether by Internet, telephone, or mail) and not revoked. If you sign and return your proxy card but do not mark your proxy card to tell the proxies how to vote your shares on each proposal, the proxies will vote the way the board of directors recommends in this proxy statement. If action is taken at the meeting on matters that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares. The board of directors recommends a vote:

o    FOR the election of all director nominees;

o    FOR the ratification of the appointment of independent auditors; and

o    AGAINST the shareowner proposal concerning a classified board.

     If the annual meeting is interrupted before we have completed our business or adjourned to another date, the proxies will still vote your shares when the meeting resumes, unless you revoke your instructions in the meantime. You may revoke your proxy at any time before its exercise by:

o    sending a written revocation to May's secretary;

o    voting again via the Internet or by telephone;

o signing another proxy card bearing a later date and mailing it so that we receive it prior to the annual meeting; or

o    attending the annual meeting and voting in person.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS. This proxy statement and the 2001 annual report are available on our Internet site at www.maycompany.com. You can elect to view future proxy statements and annual reports via the Internet instead of receiving paper copies in the mail.

     If you are a shareowner of record, choosing this option will save May the cost of producing and mailing these documents. Just follow the instructions provided when you vote via the Internet. If you elect to view future proxy statements and annual reports over the Internet, you will receive an email next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

     If you hold your May stock in street name through a broker, bank, or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. After you make this choice, you will receive an email next year containing the Internet address to use to access our proxy statement and annual report.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

NOMINEES. The board of directors proposes the election of three directors. These three directors, together with the eight directors whose terms continue beyond the annual meeting, will make up the board of directors.

     Unless you indicate otherwise on your proxy card, the proxies will vote your shares FOR the following persons for terms expiring at the annual meeting in 2005 and until their successors are elected and qualified:

     Marsha J. Evans
     Edward E. Whitacre, Jr.
     R. Dean Wolfe

     Each nominee consented to being nominated and agreed to serve if elected. They will join the following directors whom you elected previously for terms ending at the annual meeting in the years indicated. These directors are not standing for election at this meeting:

            2003                          2004
            ----                          ----
     John L. Dunham                 Eugene S. Kahn
     Russell E. Palmer              Helene L. Kaplan
     Michael R. Quinlan             James M. Kilts
     William P. Stiritz             William D. Perez

     If a nominee becomes unavailable to serve as a director before the meeting, the proxies may vote your shares for any substitute nominee proposed by the board of directors, or the board may reduce the number of directors to be elected.

INFORMATION ABOUT DIRECTORS. Biographies of the directors appear on the following pages, showing:

o    principal occupations during the last five years;

o    ages as of May 24, 2002;

o number of shares of May common stock over which each director had sole or shared voting and investment power as of March 25, 2002; and

o stock units held in each director's deferred compensation plan account as of March 25, 2002.

For the directors who are also May employees, the common stock ownership numbers also reflect interests in shares owned by our profit sharing plan. No director beneficially owns any preferred stock of May other than ESOP stock owned by the profit sharing plan.

     May's 23 executive officers and directors as a group:

o had sole voting and investment power as of March 25, 2002, over 1,536,308 shares of May common stock, less than 1% of the outstanding shares;

o had 419,630 stock units in deferred compensation plan accounts as of March 25, 2002; and

o have the right to acquire sole or shared voting and investment power over 2,056,615 shares of May common stock on or before May 24, 2002.

These numbers include the shares reported in the biographies that follow.

----------------------------------------------------------------------------

[PHOTO]

EUGENE S. KAHN, director since 1996, age 52

Mr. Kahn, chairman of the board and chief executive officer, joined May in 1990 as president and chief executive officer of G. Fox. He became president and chief executive officer of Filene's in 1992. He became vice chairman of May in March 1996, was appointed executive vice chairman in June 1997, and president and chief executive officer in May 1998. He assumed his current position in May 2001. Mr. Kahn beneficially owns 447,800 shares of common stock and 114,358 deferred stock units, and has the right to acquire an additional 588,966 shares of common stock on or before May 24, 2002.

----------------------------------------------------------------------------

[PHOTO]

JOHN L. DUNHAM, director since 1997, age 55

Mr. Dunham, president, joined May in 1976, and held a number of operations positions in various divisions until 1987, when he was named chairman of Sibley's. He was named chairman of G. Fox in 1989 and was promoted to chairman of May Merchandising Company in 1993. He became executive vice president and chief financial officer in May 1996 and vice chairman and chief financial officer in November 1999. He assumed his current position in May 2001. Mr. Dunham beneficially owns 161,309 shares of common stock and 62,332 deferred stock units, and has the right to acquire an additional 225,907 shares of common stock on or before May 24, 2002.

----------------------------------------------------------------------------

[PHOTO]

MARSHA J. EVANS, director since 1998, age 54 (standing for election at this meeting)

Mrs. Evans is the national executive director of Girl Scouts of the USA. She served with the United States Navy for 29 years, where she was commissioned ensign in 1968, attaining the designation of rear admiral before retiring in 1997. Prior to retirement, she served as superintendent of the Naval Postgraduate School in Monterey, Calif., and as director of the George C. Marshall European Center for Security Studies. Mrs. Evans assumed her current position in 1998. She also serves on the boards of AutoZone, Inc. and Weight Watchers International, Inc. Mrs. Evans beneficially owns 3,000 shares of common stock and 10,102 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

HELENE L. KAPLAN, director since 1985, age 68

Mrs. Kaplan has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a director of ExxonMobil Corporation, J.P. Morgan Chase & Co., MetLife, Inc., and Verizon Communications.
Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational, and scientific organizations. Mrs. Kaplan beneficially owns 17,504 shares of common stock and 10,668 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

JAMES M. KILTS, director since 1998, age 54

Mr. Kilts is the chairman and chief executive officer of The Gillette Company. Prior to assuming his position at Gillette in February 2001, he served as president and chief executive officer of Nabisco, Inc. from 1998 to 2000. He held several positions with Philip Morris Companies, Inc., including president of Kraft Foods U.S.A. from 1989 to 1994 and executive vice president-worldwide food of Philip Morris from 1994 to 1997. Mr. Kilts serves on the boards of Gillette, Grocery Manufacturers of America, Knox College, and Whirlpool Corporation. Mr. Kilts beneficially owns 4,809 shares of common stock and 10,879 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

RUSSELL E. PALMER, director since 1984, age 67

Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired dean of The Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. Mr. Palmer is also a director of Honeywell International, Safeguard Scientifics, Inc., and Verizon Communications. Mr. Palmer beneficially owns 8,265 shares of common stock and 10,371 deferred stock units.

----------------------------------------------------------------------------

----------------------------------------------------------------------------

[PHOTO]

WILLIAM D. PEREZ, director since 1998, age 54

Mr. Perez is the president and chief executive officer of S.C. Johnson and Son, Inc. He joined S.C. Johnson and Son in 1970 and served as president and chief operating officer of its worldwide consumer products division from 1993 to 1997, when he assumed his present position. Mr. Perez is also a director of S.C. Johnson and Son, Inc., Grocery Manufacturers of America, Hallmark Cards, and Kellogg Company. Mr. Perez beneficially owns 8,745 shares of common stock.

----------------------------------------------------------------------------

[PHOTO]

MICHAEL R. QUINLAN, director since 1993, age 57

Mr. Quinlan is the retired chairman and chief executive officer of McDonald's Corporation. He joined McDonald's in 1963 and served as chief executive officer from 1987 to 1998 and as chairman from 1990 to 1999. He served as chairman of the executive committee of the board from 1998 to 2002. Mr. Quinlan is also a director of Dun & Bradstreet Corporation and is the chairman of the board of trustees of Ronald McDonald Children's Charities and of Loyola University of Chicago. Mr. Quinlan beneficially owns 5,715 shares of common stock and 8,893 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

WILLIAM P. STIRITZ, director since 1983, age 67

Mr. Stiritz is chairman of the boards of Energizer Holdings, Inc. and Ralcorp Holdings, Inc. He served as chairman of the board, chief executive officer and president of Agribrands International, Inc. from 1998 to May 2001 and as chief executive officer of Ralston Purina Company from 1981 to 1997. Mr. Stiritz is also a director of Ball Corporation and Vail Resorts, Inc. Mr. Stiritz beneficially owns 8,265 shares of common stock and 38,724 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

EDWARD E. WHITACRE, JR., director since 1989, age 60 (standing for election at this meeting)

Mr. Whitacre is chairman of the board and chief executive officer of SBC Communications, Inc. and has served in this capacity since January 1990. He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe Corporation, and Emerson Electric Co. Mr. Whitacre beneficially owns 8,265 shares of common stock and 15,955 deferred stock units.

----------------------------------------------------------------------------

[PHOTO]

R. DEAN WOLFE, director since 1997, age 58 (standing for election at this meeting)

Mr. Wolfe, executive vice president of acquisitions and real estate, joined May in 1972. He served as executive vice president of real estate from 1986 to 1996, when he was appointed to his current position. Mr. Wolfe beneficially owns 234,699 shares of common stock and has the right to acquire an additional 259,812 shares of common stock on or before May 24, 2002.

----------------------------------------------------------------------------

BENEFICIAL OWNERS

The following shareowners reported to the Securities and Exchange Commission that they owned more than 5% of our common stock on December 31, 2001. With respect to May's profit sharing plan, ownership is as of the record date.

                                    Number           % of            % of
Name and address                  of Shares       Outstanding       Voting
of beneficial owner                 Owned        Shares Owned        Power
----------------------------------------------------------------------------
Capital Research and             28,693,200          10.0%           9.4%
Management Company
333 South Hope Street
Los Angeles, CA 90071

AXA Financial, Inc.(1)           27,506,652           9.6%           9.0%
1290 Ave. of the Americas
New York, NY 10104

Dodge & Cox                      16,721,992           5.8%           5.5%
One Sansome St.
35th Floor
San Francisco, CA  94104

May's Profit Sharing Plan
  Common Stock                   14,361,079           5.0%           4.7%
  ESOP Stock(2)                     560,060           100%           6.2%
----------------------------------------------------------------------------

(1) This information is based on a Schedule 13G filed with the SEC on February 11, 2002, by AXA Financial, Inc. and certain of its affiliates that it had sole voting power over 14,357,813 shares, shared voting power over 2,913,537 shares, and sole dispositive power over 27,506,152 shares.
(2) These shares carry 18,923,023 votes.

EXECUTIVE COMPENSATION

PERFORMANCE-BASED BONUS PLANS. We have three performance-based bonus plans that cover approximately 3,500 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to May's performance.

     The plan for corporate executives applied to nine individuals in 2001 and applies to nine individuals in 2002, including the five executive officers named in the summary compensation table. The plan for company principals applies to the 18 presidents, chairmen, and vice chairmen of our operating divisions. Participants in each plan may receive annual cash awards for individual fiscal years and long-term cash awards for three-year, long-term performance periods. These awards are based on:

o attaining earnings per share and return on net assets performance standards relating to May as a whole in the case of the corporate executives' plan, or to the participants' respective divisions in the case of the principals' plan; and

o May's common stock price performance over the long-term performance periods.

     The performance incentive plan applies to approximately 3,475 associates. Participants may receive annual cash awards based upon attaining certain performance measures tailored to the participant's job.

     Participants in the three plans earned approximately $30.5 million for the performance periods ending in fiscal 2001. Amounts awarded under these plans to the named executive officers are reflected in the summary compensation table.

     During fiscal 2001, each named executive officer became eligible to receive a potential long-term cash award for the three fiscal years ending in fiscal 2003. The following table shows the maximum long-term cash awards payable for that period.

                          LONG-TERM INCENTIVE PLAN
                         AWARDS IN LAST FISCAL YEAR
---------------------------------------------------------------------------
                                  Performance                   Estimated
                                     or Other                     Maximum
                                 Period Until              Future Payouts
                                   Maturation            Under Non-Stock-
Name                                or Payout         Price-Based Plan(1)
---------------------------------------------------------------------------
Eugene S. Kahn                    Earned over                  $1,321,000
John L. Dunham             three fiscal years                  $  516,984
R. Dean Wolfe                     (2001-2003)                  $  375,075
Judith K. Hofer                ending 1/31/04                  $  169,687
William P. McNamara                                            $  336,862
---------------------------------------------------------------------------

(1) Payouts may range from $0 to the award values shown above. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, that the maximum performance goals have been met, and that the stock price has increased sufficiently to result in the maximum stock price adjustment.

PROFIT SHARING PLAN. Associates at least age 21, with one year of service and at least 1,000 hours of paid employment, may participate in our profit sharing plan. During 2001, 62,289 associates invested $93.7 million in the plan. Of this amount, $40.3 million was invested in May common stock. In addition, we added $32.7 million of May common stock and ESOP stock to associates' accounts as a result of the plan's matching formula.

     The plan links its benefits to our performance each year and to the value of the common stock. Generally, we match up to the first 5% of pay for each pay period that an associate invests in the plan. In 2001, our associates made $58.7 million of "matchable" contributions to the plan. The effective matching rate for 2001 was 56%. The effective matching rate has averaged 93% over the last five years.

RETIREMENT PLANS. We have a noncontributory retirement plan that covers associates at least age 21 who are paid for 1,000 or more hours per year.

     In addition, we have a supplementary retirement plan that covers associates who, at one time, had compensation in a calendar year equal to twice the amount of "wages" then subject to the payment of old age, survivor, and disability insurance Social Security taxes. Participants become entitled to a single life annuity retirement benefit equal to:

o 2% of the average of the participant's highest three out of five fiscal years of final annual salary and bonus multiplied by their years of service, up to a maximum of 25 years, reduced by

o primary Social Security benefits, company-provided benefits under our retirement and profit sharing plans, and, if appropriate, amounts to reflect early retirement.

     The minimum benefit under the plan is the amount of company-provided benefits that would be payable under our retirement and profit sharing plans determined without regard to any statutory limits, less the amount of these benefits actually payable under those plans. If there is a change in control, as defined in the plan, the supplementary retirement plan provides that vesting would be accelerated in limited circumstances and benefits would not be forfeitable.

     The expense for our retirement plans for fiscal 2001 for all associates totaled $47 million.

     The following table shows the estimated aggregate annual benefits payable under these retirement plans to eligible associates in specified compensation and years of service classifications, assuming normal retirement at age 65 in 2001. The named executive officers had, as of December 31, 2001, the following years of service for purposes of the retirement plans: Eugene S. Kahn, 11 years; John L. Dunham, 25 years;
R. Dean Wolfe, 29 years; Judith K. Hofer, 29 years; and William P. McNamara, 29 years.

--------------------------------------------------------------------------
                              PENSION PLAN TABLE
  Average                          Years of Service
  Annual      ------------------------------------------------------------
 Earnings        10           15           20           25           30
--------------------------------------------------------------------------
$1,000,000    $160,360     $238,990     $296,020     $272,566     $298,813
$1,200,000    $198,138     $295,658     $370,869     $342,723     $371,776
$1,300,000    $217,028     $323,992     $408,647     $378,153     $408,613
$1,600,000    $273,696     $408,994     $521,983     $484,454     $519,115
$1,900,000    $330,363     $493,996     $635,319     $590,752     $629,619
$2,200,000    $387,031     $578,997     $748,654     $697,054     $740,122
$2,500,000    $443,699     $663,999     $861,990     $803,347     $850,625
$2,800,000    $500,367     $749,001     $975,326     $919,192     $975,270
--------------------------------------------------------------------------

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE OF CONTROL ARRANGEMENTS. We have severance agreements with each of the named executive officers. These agreements provide that the executive is entitled to benefits if a change in control occurs, as defined in the agreement, and within the 180 days following the change in control, the executive determines in good faith that as a result of that event he cannot execute his duties effectively.

     Following the 180-day period, the executive is entitled to benefits only if his employment is actually or constructively terminated other than for cause or disability during the remaining term of the agreement.

     Benefits under the severance agreements include (1) a lump sum payment equal to three times the sum of base salary at termination or, if greater, base salary immediately prior to the change in control, plus target bonus with maximum share price adjustment for the year in which the change in control occurs; (2) continued medical and life insurance benefits for 36 months; and (3) eligibility for post-retirement life and medical insurance benefits if the executive is within five years of his eligibility date for those benefits.

     Executives who are subject to the insider trading rules of Section 16(b) of the Securities Exchange Act of 1934 would also receive a cash payment in exchange for the cancellation of their stock options. Mr. Kahn's agreement provides for a tax gross-up payment to ensure that his severance benefits are not subject to net reduction because of excise taxes which are payable under Section 4999 of the Internal Revenue Code. Mr. Dunham's agreement provides for a 50% tax gross-up payment.

     If a change in control is imminent, we have a trust that we will fund to provide these severance benefits. The trust becomes irrevocable when the change in control occurs.

     Each of the named executive officers has a written employment contract. These contracts expire at various dates on or before April 30, 2006.

EXECUTIVE STOCK OWNERSHIP. We encourage all associates to align their interests with shareowners by making a personal investment in May stock. We adopted minimum stock ownership guidelines in 1994 for our top management group. Associates can satisfy these minimum guidelines through direct stock ownership, profit sharing plan share equivalents, and deferred compensation plan stock units. We expect associates to meet these minimum guidelines within five years of when the guidelines first apply to them.

                    EXECUTIVE STOCK OWNERSHIP GUIDELINES
                                                        Ownership Guideline
Executive Level                                   (Multiple of Base Salary)
---------------------------------------------------------------------------
Chief Executive Officer                                           5.0 times
Corporate Senior Management
  Committee(a)                                                    3.5 times
Presidents, Chairmen and Vice Chairmen
  of Operating Divisions                                          2.5 times
Corporate Executive Vice Presidents and
  Senior Vice Presidents and the
  Senior Management Committees of
  Operating Divisions                                             1.5 times
---------------------------------------------------------------------------

(a) Includes six executive officers. Mr. Kahn, also a member of the senior management committee, is covered by the CEO guideline above.

NAMED EXECUTIVE OFFICER COMPENSATION. Current proxy rules require us to disclose the compensation of certain executive officers in each of the last three fiscal years. The summary compensation table on the following page shows the compensation of those executive officers.

--------------------------------------------------------------------------------------------------------------------------------
                                                   SUMMARY COMPENSATION TABLE
                                               Annual Compensation(2)              Long-term Compensation
                                          --------------------------------------------------------------------------------------
                                                                                   Awards               Payouts
                                                                        ---------------------------------------------
                                                                           Restricted                   Long-term      All Other
Name and                                                                     Stock          Stock       Incentive       Compen-
Principal Position                 Year     Salary(1)(3)    Bonus(1)(4)     Awards(5)     Options(6)   Payouts(1)(7)   sation(8)
--------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                     2001      $1,370,833      $190,313      $        0       85,000       $208,558       $4,742
Chairman of the Board and          2000      $1,287,500      $312,000      $        0      127,500       $492,991       $7,847
Chief Executive Officer            1999      $1,237,500      $787,500      $        0       85,000       $446,353       $8,000

John L. Dunham                     2001      $  847,500      $ 75,469      $2,062,225       50,000       $ 79,549       $4,742
President                          2000      $  752,500      $114,750      $        0       60,000       $166,364       $7,847
                                   1999      $  661,250      $321,750      $1,844,297       22,500       $153,411       $8,000

R. Dean Wolfe                      2001      $  787,500      $ 60,000      $1,124,850       32,500       $ 68,370       $4,742
Executive Vice President,          2000      $  741,250      $112,500      $        0       48,750       $175,359       $7,847
Acquisitions and Real Estate       1999      $  706,250      $321,750      $1,209,375       22,500       $300,461       $8,000

Judith K. Hofer                    2001      $  743,750      $ 56,250      $        0       35,000       $ 83,584       $4,742
Chief Executive Officer,           2000      $  725,000      $108,750      $        0       52,500       $180,226       $7,847
May Merchandising Company(9)

William P. McNamara(9)             2001      $  705,000      $ 53,625      $  749,900       40,000       $ 58,198       $4,742
Vice Chairman                      2000      $  675,000      $101,250      $        0       60,000       $138,869       $7,847
--------------------------------------------------------------------------------------------------------------------------------

1.   Total Cash Compensation. As supplemental information, the following table shows the total cash compensation
     (Salary, Bonus and Long-term Incentive Payouts) paid to the named executive officers for the fiscal year.

              YEAR         MR. KAHN        MR. DUNHAM       MR. WOLFE       MS. HOFER     MR. MCNAMARA
              2001        $1,769,704       $1,002,518      $  915,870      $  883,584       $816,823
              2000        $2,092,491       $1,033,614      $1,029,109      $1,013,976       $915,119
              1999        $2,471,353       $1,136,411      $1,328,461

2. The table does not reflect certain non-cash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

3. The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes normally occur on May 1 of each year.

4. "Bonus" reflects the annual portion of the bonus payable under our executive incentive compensation plan for corporate executives described on page 9. The bonuses were paid or were deferred under our deferred compensation plan. All deferrals would be distributed to participants in lump sum cash payments immediately following a change in control, as defined in the plan.

5. "Restricted Stock" is valued at the average price of the May common stock on the grant date. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $36.18 per share) was $2,713,500 for Mr. Kahn, (75,000 shares), $3,618,000 for Mr. Dunham (100,000 shares), $2,170,800 for
     Mr. Wolfe (60,000 shares), $633,150 for Ms. Hofer (17,500 shares), and $2,170,800 for Mr. McNamara (60,000 shares). We pay dividends on these shares quarterly. The common stock ownership numbers on pages 2 through 4 include shares of restricted stock. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the grant date. Our restricted stock plan and our 1994 Stock Incentive Plan provide that restricted stock grants become fully vested and all restrictions are waived when a change in control, as defined in the plans, occurs.

6. "Stock Options" represent non-qualified 10-year options under our 1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control, as defined in the plans.

7. "Long-term Incentive Payouts" represent the long-term portion of the bonus payable under the executive incentive compensation plan for corporate executives. Such amounts were paid or deferred under our deferred compensation plan. For Mr. Wolfe, the amount for 1999 also includes installments of a long-term bonus arrangement entered into in 1995.

8. "All Other Compensation" represents our effective matching allocation to the named individual's accounts in the profit sharing plan.

9. Ms. Hofer and Mr. McNamara became executive officers for reporting purposes for the first time in 2000 and, therefore, no information is provided for earlier years.

-----------------------------------------------------------------------------------------------------------------------------------
                                                 STOCK OPTION GRANTS IN FISCAL 2001
                                                      Percent of
                                   Options           Total Options         Exercise or         Expiration           Grant Date
Name                              Granted(1)            Granted           Base Price(2)           Date            Present Value(3)
-----------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                      85,000                1.8%                $35.74            05/09/11              $940,950
John L. Dunham                      50,000                1.1%                $35.74            05/09/11              $553,500
R. Dean Wolfe                       32,500                0.7%                $35.74            05/09/11              $359,775
Judith K. Hofer                     35,000                0.7%                $35.74            05/09/11              $387,450
William P. McNamara                 40,000                0.9%                $35.74            05/09/11              $442,800
-----------------------------------------------------------------------------------------------------------------------------------

1. One-fourth of the options become exercisable on the first through fourth anniversaries of the grant date (May 9, 2001).

2.   The exercise price is the market price on the option grant date.

3. We determined the Grant Date Present Values using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility, and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and we have no way to determine whether the Black-Scholes model can properly determine the value of an option. We cannot assure that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) a seven-year expected life for the options; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and (d) dividends at the rate of $0.94 per share, the annual dividend rate with respect to a share of stock on the grant date.



-----------------------------------------------------------------------------------------------------------------------------------
                                          AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2001
                                                 AND FISCAL YEAR-END OPTION VALUES
                                                                       Total Number of                 Value of Unexercised
                                  Shares           Total          Unexercised Options Held             In-the-Money Options(2)
                                 Acquired          Gain        -------------------------------  -----------------------------------
Name                            on Exercise     Realized(1)     Exercisable     Unexercisable    Exercisable         Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                          0        $      0         537,716          212,500        $2,782,660            $971,763
John L. Dunham                          0        $      0         182,157          106,875        $  908,165            $461,700
R. Dean Wolfe                      14,918        $297,217         224,187           81,875        $1,737,822            $371,556
Judith K. Hofer                    13,260        $267,223         190,982          130,938        $1,346,692            $509,250
William P. McNamara                 4,143        $ 69,317         101,493          105,938        $  451,040            $457,300
-----------------------------------------------------------------------------------------------------------------------------------

1. The amounts "realized" reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.

2. "In-the-Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of May common stock at the end of the last fiscal year ($36.18 per share) exceeded the exercise price of the options.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE REPORT. Each member of the executive compensation and development committee is an independent, nonmanagement director. The committee reviews and approves, among other things, the compensation payable to each of the executive officers named in the summary compensation table.

     Compensation Philosophy. Our basic compensation philosophy is that May's compensation program should:

o    attract, retain, and motivate highly qualified executives;

o    be competitive;

o    align the executive's compensation with the company's objectives; and

o    relate meaningfully to the value created for shareowners.

Compensation for senior executives is composed of a base salary, bonus opportunities (a significant potential portion of the total compensation) and long-term stock-related incentives. We review compensation based on our compensation philosophy, on company performance and on competitive practices. As part of our review of competitive pay levels, we look at the base salary levels, annual bonus levels, and long-term related incentives at a broad group of companies, including other retail companies of similar size and complexity to May. We did not target a specific compensation percentage level within the group but, as discussed under the "Additional Information" heading below, we determined that May's current overall compensation program is consistent with and furthers our compensation philosophy.

     Base Salary. We review base salaries annually. They may be increased after our review based on:

o the individual's contribution to the company, including changes in responsibilities;

o    competitive pay levels; and

o    management's recommendations.

As a result of this overall review, salary rates for the named executives (other than Mr. Dunham) increased an average of 7.7% over the rates in effect as of the beginning of fiscal 2001. Mr. Dunham's base salary in fiscal 2001 increased 14.4% in connection with his promotion to president.

     Bonus Opportunities. May has three performance-based bonus plans covering approximately 3,500 associates. Each plan links a major portion of the associates' potential pay to the associates' performance and to May's performance. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive officer participates in the bonus plan for corporate executives.

     Annual Bonus. For 2001, the named executive officers became eligible for annual bonuses of up to 45% (78.75% for Mr. Kahn and 51.75% for Mr. Dunham) of base salary. We determined their bonuses based on whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) earnings per share (EPS) and (ii) return on net assets
(RONA) over the year.

     The annual bonus may be adjusted in two ways:

o    downward, in our discretion; and

o upward or downward, automatically, based on May's performance relative to the EPS and RONA performance of a predetermined group of competitors consisting of Dillard's, Federated Department Stores, J.C. Penney, Kohl's, Nordstrom, Target, and Sears. For both the annual and long-term bonuses, May's independent public accountants determine May's rank relative to the competitor group based on their review of publicly available financial information.

While return on equity is the company's principal measure in evaluating its performance for shareowners and its ability to invest shareowners' funds profitably, the bonus plans use RONA in evaluating this element of bonus opportunity to facilitate industry comparisons without having to make adjustments for financial leverage among the competitor group.

     In 2001:

o    May did not exceed the threshold performance level we set for EPS;

o    May did not exceed the threshold performance level we set for RONA; and

o May's performance, relative to the EPS and RONA performance of the competitor group, resulted in an automatic adjustment to the threshold level for RONA.

Based on these results, the annual bonus represented 13.1% of base salary for Mr. Kahn, 8.6% of base salary for Mr. Dunham, and 7.5% of base salary for each of the other named executive officers.

     Long-Term Bonus. For the three-fiscal-year period that ended in 2001, the named executive officers became eligible for long-term bonuses of up to 45% (78.75% for Mr. Kahn and 51.75% for Mr. Dunham) of average base salary. We determined their bonuses based on (a) whether May achieved certain predetermined performance levels (threshold, target or maximum) for
(i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period, and (b) the change in stock price over the three-fiscal-year period. For Ms. Hofer, a portion of the long-term bonus was determined based on Filene's results.

     The long-term bonus may be adjusted in two ways:

o    downward, in our discretion; and

o    upward or downward, automatically, based on

     - May's performance compared to the EPS and RONA performances of the competitor group, and

     - predetermined levels of changes in May's common stock price over the period.

     For the three-year period that ended with fiscal 2001:

o May's performance did not exceed the threshold performance level set for compound growth for EPS;

o May's performance exceeded the threshold performance level set for average RONA;

o May's performance, relative to the compound growth for EPS of the competitor goup, merited an adjustment to the threshold level for compound growth for EPS; and

o May's common stock price decreased by 11% over the period, resulting in an 11% decrease in bonus.

Based on these results, the long-term bonuses awarded for the three-year period that ended with fiscal 2001 represented 16.1% of average base salary for Mr. Kahn, 10.6% of average base salary for Mr. Dunham, 9.2% of average base salary for Mr. Wolfe, 12.2% of average base salary for Ms. Hofer, and 9.2% of average base salary for Mr. McNamara.

     Long-term Stock-Related Incentives. May provides long-term stock-related incentives through stock options and restricted stock. These incentives are designed to attract, retain, and motivate management associates, and relate their compensation directly to May's stock performance. We grant stock options at fair market value on the grant date. They have value to the executive only if May's stock price increases. We establish guidelines for the grant of options for all executives, and we specifically approve any grants to the executive officers. We base the guidelines for annual grants on competitive practices and position levels. We approve restricted stock grants in special circumstances.

     The named executive officers received annual stock option grants in 2001 consistent with the normal annual grant levels previously established for them. We awarded special restricted stock grants to Mr. Dunham in connection with his promotion to the president position and to Messrs. Wolfe and McNamara based on our assessment that these individuals had made material contributions to May and that the grants would enhance our ability to retain their services. We made no other special option or restricted stock grants to the named executive officers in 2001.

     Additional Information. During 2001, we selected and retained an independent compensation consulting firm to study the compensation of the executive group in May's operating divisions and of the senior management committee in the corporate office. The consultants reviewed May's base salary levels, annual and long-term bonus levels, and long-term incentives compared with the compensation packages of a broad group of companies, including the competitor group and other retail companies of similar size and complexity to May. Based on the consultants' review, we have determined that May's current compensation program, taking into account base compensation, bonus opportunities, and long-term incentive opportunities is consistent with and furthers our compensation philosophy.

     Tax laws and IRS regulations limit the tax deductibility of executive compensation in excess of $1 million. Certain exceptions permit tax deductions on this compensation, including exceptions for performance-based compensation. Our policy continues to be that May should attempt, whenever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:

Edward E. Whitacre, Jr., Chairman
Russell E. Palmer
Michael R. Quinlan

STOCK PRICE PERFORMANCE

The graph below compares our cumulative total shareowner return on a $100 investment in May common stock at the close of the market on February 1, 1997 (the end of fiscal 1996) against the returns of the S&P 500 stock index and the S&P Retail Department Stores Index.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             MAY, S&P 500 INDEX,
                   AND S&P RETAIL DEPARTMENT STORES INDEX


                                  [graph]


                        1996      1997      1998     1999      2000     2001
-----------------------------------------------------------------------------
 May                    $100      $121      $142     $113      $139     $138
 S&P 500                $100      $127      $168     $191      $191     $161
 S&P-Dept. Stores*      $100      $131      $130     $109      $142     $157
-----------------------------------------------------------------------------

*The companies included in the S&P Retail Department Stores Index are Dillard's, Federated, J.C. Penney, Kohl's, May, Nordstrom, and Sears.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors held six meetings during 2001. Each incumbent director attended at least 75% of the aggregate of the total number of:

o board meetings held during the period for which the director held office; and

o meetings held by all board committees on which the director served during the period that the director served.

Overall, the directors' attendance averaged 99%.

DIRECTOR COMPENSATION. Management directors receive no compensation or fees for serving as a director or for attending board or committee meetings. Nonmanagement directors receive both cash compensation and stock compensation.

     Cash compensation includes:

o a $33,000 annual fee, plus an additional $5,000 fee if the director is a committee chairman;

o    $3,000 for each board meeting attended; and

o    $2,000 for each committee meeting attended.

Directors may defer all or any portion of their cash compensation under a deferred compensation plan that is substantially similar to our deferred compensation plan for management associates.

     Stock compensation includes:

o a one-time grant of 3,000 shares of restricted common stock upon first being elected to the board. These shares are subject to forfeiture for five years and to restrictions on transferability while the director serves on the board; and

o an annual grant equivalent to $70,000 of restricted common stock, which is not transferable while the director serves on the board. Instead of shares of restricted stock, a director may elect to have $70,000 of deferred stock units credited to his or her account under the deferred compensation plan. Beginning with 2003, a director who has received three annual grants may choose whether to receive this component of compensation in the form of stock or cash.

COMMITTEES. The following table provides current members and meeting information for each of the board committees.

Name              Audit    Executive     ECDC**    Finance     Nominating
-------------------------------------------------------------------------
Mr. Dunham                     x
Mrs. Evans          x                                 x
Mr. Kahn                       x*
Mrs. Kaplan                    x                      x*           x
Mr. Kilts           x                                              x
Mr. Palmer          x*         x           x
Mr. Perez                                             x            x
Mr. Quinlan         x                      x
Mr. Stiritz                    x                      x            x*
Mr. Whitacre                   x           x*         x
-------------------------------------------------------------------------
2001 meetings       3          0           3          2            1
-------------------------------------------------------------------------

*Chairman
**Executive Compensation and Development Committee

o    The Audit Committee:

     - recommends to the board the selection of the firm of independent public accountants that examines our books and accounts, the proposed arrangements for that firm, the results of the review of the written disclosures and letter from the firm regarding its independence, and the advisability of having the firm perform non-audit services;

     -   reviews the results of quarterly reviews and year-end audit;

     - reviews our accounting policies with management and the independent public accountants;

     - meets annually with our general counsel and with outside counsel when appropriate to review legal and regulatory matters that may have a material impact on the company's financial statements;

     - recommends to the board that the financial statements for the fiscal year should be included in our annual report on Form 10-K;

     - reviews the coordination between the independent public accountants and our internal auditing staff, the risk assessment process, scopes and procedures of internal audit work and whether these processes, scopes and procedures are adequate to attain internal audit objectives, the significant findings of the internal auditors for each fiscal year, and the quality and composition of the internal audit staff; and

     - oversees the company's policies concerning sensitive payments and conflicts of interest.

     AUDIT COMMITTEE REPORT. We have reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended February 2, 2002.

     We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

     During fiscal year 2001, the company retained its independent public accountants, Arthur Andersen, to provide audit services of $2.0 million and non-audit services of $1.9 million. The audit committee has determined that the nature and extent of non-audit services provided by Arthur Andersen is compatible with maintaining auditor independence.

     Based on the reviews and discussions referred to above, we recommended to the board of directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K.

     Audit Committee Members:

     Russell E. Palmer, Chairman        James M. Kilts
     Marsha J. Evans                    Michael R. Quinlan

o    The Executive Committee:

     - exercises all of the board of directors' powers, with certain specified exceptions required by law, on a "standby" or "emergency" basis between board meetings, subject to the direction of the full board of directors.

o    The Executive Compensation and Development Committee (ECDC):

     - considers and recommends to the board May's overall compensation programs;

     - reviews and approves the compensation payable to all senior management personnel;

     -   reviews the compensation payable to store company principals;

     - reviews and approves new compensation programs that involve May stock or affect compensation to senior management personnel and store company principals;

     -   advises management on all other executive compensation matters;

     - reviews and monitors management development efforts to ensure development of a group of executives that would provide for adequate and orderly management succession; and

     - administers, directly, by delegation or by establishing operating guidelines, the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals, and the Deferred Compensation Plan.

o    The Finance Committee:

     -   reviews our financial policies, plans, and structure; and

     - reviews and recommends to the board our long-range financial plans, our capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

o    The Nominating Committee:

     - recommends to the board nominees for directors, and for chairmen and members of board committees;

     - advises the board with respect to criteria relating to director tenure and nonmanagement director compensation;

     - considers suggestions as to nominees for directors from any source, including shareowners; and

     - monitors the company's corporate governance practices and developments in corporate governance.

     Shareowners wishing to submit nominations for directors should do so in writing to 611 Olive Street, St. Louis, MO 63101-1799, Attention: Secretary. The nominations must comply with the advance notice provisions in our by-laws. You may obtain a copy of the notice procedures from the secretary.

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

Upon recommendation of its audit committee, the board of directors engaged Deloitte & Touche LLP, independent accountants, as the principal accountant to audit May's financial statements for fiscal year 2002. This appointment is subject to your ratification at the annual meeting. The selection process involved reviews and recommendations by management, by the audit committee and by the board. The board of directors recommends that you vote to ratify the appointment of Deloitte & Touche.

     If you do not ratify this appointment, the board of directors will reconsider the matter. If, prior to the 2003 annual meeting of shareowners, Deloitte & Touche declines to act or otherwise becomes incapable of acting, or the board of directors discontinues its employment, then in any such case, the board of directors will appoint other independent auditors whose employment for any period subsequent to the 2003 annual meeting of shareowners will be subject to ratification by you at the 2003 annual meeting.

     Arthur Andersen LLP audited May's financial statements for fiscal years 1999, 2000, and 2001, and served as our principal auditor since 1966.

     During the last two fiscal years, and during the subsequent interim period preceding the engagement of Deloitte & Touche:

o May has not consulted Deloitte & Touche regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or any other matter that would be required to be reported in a Current Report on Form 8-K; and

o Arthur Andersen did not advise, and has not indicated to May that it had reason to advise, May of any reportable event, as defined in Item 304(a) of Regulation S-K of the Exchange Act.

     In connection with its audit for fiscal years 2000 and 2001, and during the subsequent interim period preceding the engagement of Deloitte & Touche, we have had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Arthur Andersen's report on the financial statements for fiscal years 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     We have provided Arthur Andersen a copy of the foregoing disclosures.

     We anticipate that representatives from Deloitte & Touche will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     For fiscal 2001, the company paid to Arthur Andersen the following fees ($ in millions):

Audit                                                         $2.0
Financial Information Systems
   Design and Implementation                                  $0.0
All Other (non-audit services)
   Benefit plans audits and compliance reviews       $0.8
   Corporate tax services                            $0.6
   Acquisition-related services                      $0.4
   Other attest services                             $0.1
                                                     ----
   Total non-audit services                                   $1.9
                                                              ----
Total fees                                                    $3.9
                                                              ====

     For fiscal 2001, the company paid Deloitte & Touche $78,000 for non-audit services.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL (B), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL BY A SHAREOWNER CONCERNING A CLASSIFIED BOARD

Proposal (c) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 300 shares of May common stock, has advised May that she plans to introduce the following resolution at the annual meeting:

     Resolved, that the stockholders of May Department Stores recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

     This shareowner has submitted the following statement in support of this resolution:

     Until recently, directors of May Department Stores were elected annually by all shareholders. The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year, the owners of 130,427,893 shares, representing approximately 53% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution.

     THE BOARD OF DIRECTORS OPPOSES THE FOREGOING RESOLUTION. Last year, this proposal received the favorable vote of 40.9% of our outstanding voting power. We consider this to be a significant expression of shareowner opinion. Consequently, the full board reviewed the proposal thoroughly last fall, and again this spring, including the recommendations of counsel and other advisors. Following this review, we concluded that the classified board is an important component of May's system of governance and that it continues to be in your best interests.

     A majority (approximately 60%) of the companies included in the S&P 500 index currently have classified boards. Our classified board structure has been in place continuously since 1985 and for 75 of our 92 years of existence.

     We believe that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate takeover actions through arm's length negotiations with management and the board of directors. The classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, it positions the incumbent board to act to maximize the value you receive from a potential acquisition.

     We also believe that the classified board structure facilitates continuity and stability of leadership and policymaking, since a majority of the directors at any given time will have prior experience as directors and will be familiar with our business strategies and operations. We firmly believe that directors elected for staggered terms are just as accountable to you as they would be if elected annually.

     For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to May and to you. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL (C), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

GENERAL

VOTE REQUIRED. The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast by the shareowners entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker nonvotes are counted as present and entitled to vote for quorum purposes. Generally, a nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions within 10 days of the meeting, the nominee may vote on matters that the New York Stock Exchange determines are routine. A "broker nonvote" occurs if a nominee cannot vote on a particular matter because it has not received your instructions and because the matter is not routine.

     The vote required to approve each proposal at the annual meeting is:

o The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. The three nominees receiving the greatest number of votes will be elected. Abstentions and broker nonvotes are not counted for purposes of the election of directors.

o Approval of each other item requires the affirmative vote of the owners of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention has the effect of a vote against the proposals. A broker nonvote is not counted for purposes of approving these proposals.

OTHER MATTERS. We know of no other matters to be presented at the annual meeting. However, if anyone properly presents other matters for a vote at the meeting, including, among other things, a motion to adjourn the meeting to another time or place, the proxies will vote the shares represented by properly executed proxy cards according to their judgment on those matters.

SOLICITATION OF PROXIES. The accompanying proxy is solicited by the board of directors for use at the May 24, 2002, annual meeting and for use when the meeting reconvenes if it is adjourned or postponed. We will bear the expense of soliciting proxies. Directors, officers, and regular employees of May may solicit proxies personally, from and through registered owners, nominees, and others acting as principals and as intermediaries. They may solicit proxies by any means, including U.S. mail, telephone, facsimile, or electronic mail.

     We have retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee of $19,500, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act requires executive officers and directors to file reports of holdings and transactions in May common stock with the SEC. Based on a review of copies of reports provided to us, we believe that our executive officers and directors satisfied all reporting requirements for fiscal 2001.

2003 SHAREOWNER PROPOSALS. If you wish to submit a proposal to be included in the proxy statement for the annual shareowners' meeting in 2003, we must receive it on or before December 26, 2002. You should follow the procedures described in Rule 14a-8 of the Securities Exchange Act and send the proposal to our principal executive offices: 611 Olive Street, St. Louis, MO 63101-1799, Attention: Secretary.

     If you wish to bring matters before shareowners at the 2003 annual meeting other than pursuant to the procedures in Rule 14a-8, you must satisfy the following requirements under our by-laws:

o you must notify the secretary in writing between February 8, 2003 and February 23, 2003; and

o your notice must contain the specific information required by our by-laws.

We retain discretion to vote proxies on a proposal filed within these deadlines provided (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

     For a copy of our by-laws, please write our secretary at the address given above.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. PLEASE FILL OUT, SIGN, DATE, AND RETURN YOUR PROXY CARD, OR VOTE BY THE INTERNET OR BY PHONE AS SOON AS POSSIBLE. WE APPRECIATE YOUR COOPERATION IN GIVING THIS MATTER YOUR IMMEDIATE ATTENTION.

By order of the board of directors.

MAY

The May Department Stores Company encourages you to take advantage of two convenient ways to vote your shares. You may vote your shares 24 hours a day, seven days a week, either over the Internet or using a touch-tone telephone. Your Internet or telephone vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by Internet or telephone you do not need to mail back your proxy card.

IF YOU VOTE OVER THE INTERNET, YOU MAY ALSO ELECT TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET.

INTERNET
--------
- Go to www.proxyvote.com.
- Have this proxy card in hand.
- Enter the Control Number located below.
- Follow the simple instructions.

TELEPHONE
---------
- Using a touch-tone telephone, dial 1/800-690-6903.
- Have this proxy card in hand.
- Enter the Control Number located below.
- Follow the simple recorded instructions.

MAIL
----
- Mark and sign the proxy card below.
- Detach the proxy card.
- Return the proxy card in the postage-paid envelope provided.


---------------------------------------------------------
ADMISSION TICKET
This is your Admission Ticket to May's 2002
Annual Meeting of Shareowners.
---------------------------------------------------------



Please mark all choices like this   /   /
------------------------------------------------------------------------------

Fold and detach Proxy Card here if you are not voting by Internet or telephone

MAY               The directors recommend a vote FOR items (a) and (b).
                  The directors recommend a vote AGAINST item (c).



ELECTION OF DIRECTORS:
(a)      (01) Marsha J. Evans, (02) Edward E. Whitacre, Jr., (03) R. Dean Wolfe

For   Withhold   For All   To withhold authority to vote, mark "For All
All   All        Except:   Except" and write the nominees's number on
                           the line below.
/ /     / /        / /
                           --------------------------------

DIRECTORS RECOMMEND A VOTE FOR ITEM (b).

                                                      For   Against   Abstain
(b)  Ratification of the appointment                  / /     / /       / /
     of independent auditors

DIRECTORS RECOMMEND A VOTE AGAINST ITEM (c).

                                                      For   Against   Abstain
(c)  Proposal by a shareowner                         / /     / /       / /
     concerning a classified board


---------------------------------------------------

---------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]             Date


---------------------------------------------------

---------------------------------------------------
Signature (Joint Owners)                       Date

Fold and detach Proxy Card here if you are not voting by Internet or telephone
------------------------------------------------------------------------------

                                    PROXY
                      THE MAY DEPARTMENT STORES COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 24, 2002.

By signing this card, the undersigned appoints each of Eugene S. Kahn, Alan E. Charlson, and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 24, 2002 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in our Dividend Reinvestment Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

     o   FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES,
     o   FOR PROPOSAL (b), AND
     o   AGAINST PROPOSAL (c).

IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN EACH PROXY'S DISCRETION ON ANY OTHER MATTERS THAT ARE PROPERLY RAISED AT THE MEETING OR WHEN THE MEETING RECONVENES IF IT IS ADJOURNED OR POSTPONED. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2002 annual meeting.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE MARSHA J. EVANS, EDWARD E. WHITACRE, JR., AND R. DEAN WOLFE.

Please vote by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

MAY

The May Department Stores Company encourages you to take advantage of two convenient ways to instruct the Trustee on how to vote your shares. You may give those instructions 24 hours a day, seven days a week through May 17, 2002, either over the Internet or using a touch-tone telephone. Your Internet or telephone instructions authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card. If you give those instructions by Internet or telephone you do not need to mail back your voting instruction card.

IF YOU GIVE THOSE INSTRUCTIONS OVER THE INTERNET, YOU MAY ALSO ELECT TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET.

INTERNET
--------
- Go to www.proxyvote.com.
- Have this voting instruction card in hand.
- Enter the Control Number located below.
- Follow the simple instructions.

TELEPHONE
---------
- Using a touch-tone telephone, dial 1/800-690-6903.
- Have this voting instruction card in hand.
- Enter the Control Number located below.
- Follow the simple recorded instructions.

MAIL
----
- Mark and sign the voting instruction card below.
- Detach the voting instruction card.
- Return the voting instruction card in the postage-paid envelope provided.



Please mark all choices like this /   /
------------------------------------------------------------------------------

Fold and detach Voting Instruction Card here if you are not giving your instructions by Internet or Telephone


MAY               The directors recommend a vote FOR items (a) and (b).
                  The directors recommend a vote AGAINST item (c).


ELECTION OF DIRECTORS:
(a)      (01) Marsha J. Evans, (02) Edward E. Whitacre, Jr., (03) R. Dean Wolfe

For   Withhold   For All   To withhold authority to vote, mark "For All
All   All        Except:   Except" and write the nominees's number on
                           the line below.
/ /     / /        / /
                           --------------------------------

DIRECTORS RECOMMEND A VOTE FOR ITEM (b).

                                                      For   Against   Abstain
(b)  Ratification of the appointment                  / /     / /       / /
     of independent auditors

DIRECTORS RECOMMEND A VOTE AGAINST ITEM (c).

                                                      For   Against   Abstain
(c)  Proposal by a shareowner                         / /     / /       / /
     concerning a classified board


---------------------------------------------------

---------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]             Date


---------------------------------------------------

---------------------------------------------------
Signature (Joint Owners)                       Date

Fold and detach Voting Instruction Card here if you are not giving your instructions by Internet or telephone

------------------------------------------------------------------------------

CONFIDENTIAL VOTING INSTRUCTIONS TO THE BANK OF NEW YORK AS TRUSTEE UNDER THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of February 28, 2002 (the latest practicable Valuation Date), at the May 24, 2002 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

o  FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES,
o  FOR PROPOSAL (b), AND
o  AGAINST PROPOSAL (c).

IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, I UNDERSTAND THAT THE TRUSTEE WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN ITS DISCRETION ON ANY OTHER MATTERS THAT ARE PROPERLY RAISED AT THE MEETING OR WHEN THE MEETING RECONVENES IF IT IS ADJOURNED OR POSTPONED. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2002 annual meeting. If my voting instructions are not received by the Trustee on or before May 17, 2002, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE MARSHA J. EVANS, EDWARD E. WHITACRE, JR., AND R. DEAN WOLFE.

Please give your instructions by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to:
The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY
11717.

                            APPENDIX

         Page 10 of The May Department Stores Company printed Proxy contains a Stock Performance graph. The information contained in the graph is restated in the table immediately following.